EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 ($ IN MILLIONS)

                                                     Six Months Ended June 30,
                                                    ---------------------------
                                                      2004              2003
                                                    --------          --------
Net income .......................................  $  365.9          $  263.9
Provision for income taxes .......................     233.9             168.7
                                                    --------          --------
Earnings before provision for income taxes .......     599.8             432.6
                                                    --------          --------
Fixed Charges

   Interest and debt expense on indebtedness .....     589.2             692.5
   Dividends on preferred capital securities .....       8.8               8.8
   Interest factor-one third of rentals on
     real and personal properties ................       6.8               7.5
                                                    --------          --------
Total fixed charges ..............................     604.8             708.8
                                                    --------          --------
Total earnings before provision for income
   taxes and fixed charges .......................  $1,204.6          $1,141.4
                                                    ========          ========
Ratios of earnings to fixed charges(1) ...........     1.99x             1.61x
                                                    ========          ========
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(1)   Excluding  the gain from  redemption of debt in the quarter ended June 30,
      2004, the ratio of earnings to fixed charges was 1.92x. This gain from debt redemption is significant, does not occur on a regular basis, and is not indicative of our ongoing operations.